UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 24, 2010

ICOP DIGITAL, INC.

(Exact name of registrant as specified in its charter)

Colorado	001-32560	84-1403152
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Registrant’s telephone number, including area code: 913-338-5550

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 24, 2010, we announced that Larry G. Stambaugh has been appointed by our Board of Directors to fill the vacancy on the Board left by the resignation of Noel Koch. The vacancy was filled in accordance with our Bylaws. The announcement was made via press release, a copy of which is attached as Exhibit 99.1 to this report.

Mr. Stambaugh is currently Chairman of the Board, President & CEO of Cryoport, Inc. He is a highly experienced advisor to public and private company boards and management, concentrating on growth companies, strategic business direction, and corporate governance. He has served as a board member, chairman and CEO of a number of companies, and was named “Director of the Year” in 2002, 2006 and 2007 by The Directors’ Forum, to which he is a frequent contributor. He authors a blog on leadership, corporate governance and best practices.

Mr. Stambaugh is an independent director, as defined by Nasdaq rules. He will serve on our Audit Committee and Compensation and Incentive Plan Committee, and has been appointed Chairman of our Nominating and Governance Committee.

Mr. Stambaugh will serve for a term expiring at our 2011 annual meeting of shareholders.

Mr. Stambaugh was awarded 12,000 options with an exercise price equal to the closing price on the grant date. The options have a 5 year term, and vest at the rate of 3,000 options each on the grant date, November 23, 2010, February 23, 2011 and May 23, 2011.

With the addition of Mr. Stambaugh, a majority of our Board consists of independent directors, and all Board committees are comprised of three independent directors. Accordingly, we are now in compliance with Nasdaq listing rules, including the rules described in our current report on Form 8-K dated August 11, 2010.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits – Exhibit 99.1, Press Release dated August 24, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated August 24, 2010	ICOP DIGITAL, INC.

	By:	/s/ DAVID C. OWEN
	Name:	David C. Owen
	Title:	Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated August 24, 2010.